Exhibit 99.1

FOR IMMEDIATE RELEASE

October 2, 2012

INFRASTRUCTURE MATERIALS CORP. APPOINTS NEW CEO

Reno, Nevada, October 2, 2012 - Infrastructure Materials Corp. (OTCBB: IFAM; TSX-V: IFM, IFM.s)(the “Company”) is pleased to announce that it has appointed Mason Douglas as its Chief Executive Officer effective as of October 1, 2012. Mr. Douglas is currently the President and a Director of the Company.

Mr. Douglas received an MBA from the University of Saskatchewan in 2000. He received his Bachelor of Law (LL.B) from the University of Calgary in 2007. Mr. Douglas is presently an inactive member of the Law Society of Alberta. Between 2001 and 2004, Mr. Douglas was Vice President of Operations of Western Petrochemicals Corp. a privately owned oil development company. He also was Vice President of Operations and a Director of Anglo Aluminum Corp., a junior mining company that trades on the TSX-V under the symbol ALU.V. He presently sits on the board of Canadian Platinum Corp. (TSX-V: CPC.V), Anglo Canadian Oil Corp. (TSX-V: ACG.V), and Oil Reserve Inc., a private oil development company. Mr. Douglas has also operated as an independent consultant between 2001 and 2006 providing business plans, economic modeling and project management for a variety of mining projects. His arrangement with the Company permits him to oversee operations from his office in Canada. Mr. Douglas is 37 years old.

The Company also accepted the resignation of Todd D. Montgomery as CEO. The Company looks forward to Mr. Montgomery’s continued active involvement as a Director of the Company.

Infrastructure Materials Corp. is a Reno, Nevada based exploration stage company that is directing its efforts to the exploration and development, if warranted, of cement grade limestone deposits in strategic locations in the United States and Canada and precious metal properties located in Nevada.

For further information please see our public filings at www.sedar.com and www.sec.gov/edgar.shtml or contact:

Steve McGuire (Teatyn Enterprises Inc.)
Investor Relations
Phone: 604-574-7555
Email: steve@teatyn.com or
info@infrastructurematerialscorp.com
or visit our website at
www.cementforthefuture.com or
www.infrastructurematerialscorp.com
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Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

FORWARD-LOOKING STATEMENTS: This news release contains certain “forward-looking statements” within the meaning of U.S. securities laws Forward-looking statements are frequently characterized by words such as “plan,” “expect,” “project,” “intend,” ”believe,” “anticipate,” “estimate” and other similar words or statements to the effect that certain events or conditions “may”, “have” or “will” occur. This release also contains statements based upon historical records pertaining to our mineral claims that have not been verified by the Company. The term, “resource” is not a term that is recognized by SEC guidelines and does not rise to the level of certainty required by SEC guidelines. Forward-looking statements or references to historical records are based on the material in our possession, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those stated or projected in this press release. The Company undertakes no obligation to update forward-looking statements or historical information unless specifically required by law. The reader is cautioned not to place undue reliance on forward-looking statements.